UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                        SEC FILE NUMBER

                                                             1-13550
                                                            ---------

                                                          CUSIP NUMBER

                                                          419131-10-7
                                                          -----------

(Check One):  [  ] Form 10-K and Form 10-KSB  [  ] Form 11-K     [  ] Form 20-F
                   [ X ] Form 10-Q and Form 10-QSB             [  ] Form N-SAR

         For Period Ended:  June 30, 2001
                            -----------------------

         [   ]    Transition Report on Form 10-K
         [   ]    Transition Report on Form 11-K
         [   ]    Transition Report on Form 20-F
         [   ]    Transition Report on Form 10-Q
         [   ]    Transition Report on Form N-SAR
         For the Transition Period Ended:
                                           -----------------------------------

     Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                             HAUPPAUGE DIGITAL INC.
                             ----------------------
                             Full Name of Registrant

                       ---------------------------------
                            Former Name if Applicable

                                 91 Cabot Court
                                 --------------
            Address of Principal Executive Office (Street and Number)

                               Hauppauge, NY 11788
                               -------------------
                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ X ] (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ X ] (b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
[   ] (c)      The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Hauppauge Digital Inc. (the "Company") was unable to complete and file its Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2001 within the prescribed time period because the registrant is unable to file without causing undue hardship to the Company, as certain accounting and reporting issues relative to the quarter ended June 30, 2001 have not yet been finalized.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

          Gerald Tucciarone                   (631)                  434-1600
         ----------------------------------------------------------------------
               (Name)                       (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 1 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
        If answer is no, identify report(s).  [ X  ] Yes     [   ] No

        -------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof?             [  ] Yes   [ X ] No

        If  so,  attach  an  explanation  of  the  anticipated   change,  both
        narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             HAUPPAUGE DIGITAL INC.
                             ----------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  August 15, 2001
      ---------------
                                              By: /s/ Gerald Tucciarone
                                                 ------------------------------
                                                 Gerald Tucciarone
                                                 Chief Financial  Officer and
                                                 Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)

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